Exhibit 99.1

Industrea Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

NEW YORK, July 26, 2017 — Industrea Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “INDUU” beginning July 27, 2017. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant of the Company. Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “INDU” and “INDUW,” respectively.

FBR Capital Markets & Co. and B. Riley & Co., LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from: FBR Capital Markets & Co., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@fbr.com; and B. Riley & Co., LLC, Attention: Prospectus Department, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, or by telephone at (310) 966-1444 or by email at compliance@brileyco.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 26, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Industrea Acquisition Corp.

Industrea Acquisition Corp. is a special purpose acquisition company formed by Industrea Alexandria LLC, a portfolio company of Argand Partners, for the purpose of entering into a merger, stock purchase, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on manufacturing and service companies in the industrial sector.

Contact:

Howard Morgan

Chief Executive Officer

Industrea Acquisition Corp.

(212) 871-1107

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.